Exhibit 99.1

For Immediate Release:  Financial and Business Editor . . . March 23, 2004

(Reno, NV) . . . The Bank Holdings Reports Closing of Common Stock Offering

The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced the closing of its common stock offering. The registration statement for 1.35 million shares of common stock was deemed effective by the SEC on February 13, 2004 and closed on March 22, 2004.  Concurrent with the offering, The Bank Holdings also submitted an application to list its common stock on the NASDAQ SmallCap Market with a proposed ticker symbol of TBHS. The application to list the common stock was approved on March 17, 2004 and will trade under the symbol TBHS effective today.

D.A. Davidson & Co., of Lake Oswego, Oregon, served as the underwriter in the offering. The offering was for 1,350,000 shares at $11.00 per share, with a warrant issued for every five shares of common stock purchased. The common stock and the warrants are separately listed on NASDAQ under TBHS and TBHS.w with Cusip numbers 88331E104 and 88331E112, respectively. The shares and the warrants are eligible for trading on NASDAQ, commencing today.

Pacific Coast Banker’s Bank of San Francisco, CA. was the escrow account holder, and Transfer On-Line, Portland OR. is the company’s stock transfer agent. For those who subscribed directly through the Bank Holdings, excess subscription funds will be returned promptly and certificates will be mailed promptly to subscribers.

Hal Giomi, Chairman of The Bank Holdings, said the response to the offering was overwhelming, and the subscription applications received far exceeded the number of available shares. “We received more subscriptions for stock than there were available in the offering,” said Mr. Giomi, “which prompted a completely unanticipated reduction in the number of shares available for every approved subscriber.” “Unfortunately,” said Mr. Giomi, “we can only sell the number of shares registered in the offering, which made the allocation process long and difficult with nearly 500 subscription applications to consider for those shares being sold directly by us. In some instances, we were unable to sell stock due to the various state securities laws,” said Mr. Giomi.

“Due to the over-subscription, the escrow agent will have to return excess funds to a lot of people,” said Joe Bourdeau, President of The Bank Holdings, “and we are certainly unhappy about that, but there is nothing that we can do.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, which opened for business on December 27, 2001. It currently has two branches, one in Incline Village and another in the South Meadows area of Reno. An approved branch office in the vicinity of Robb and Mae Ann Drive is scheduled to open in September 2004. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.

The Bank Holdings was incorporated on January 17, 2004 and acquired Nevada Security Bank effective August 29, 2003. Its President is Joseph Bourdeau, and Hal Giomi is Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward- looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national and Nevada economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

FOR ADDITIONAL INFORMATION, CONTACT:

Hal Giomi, Chief Executive Officer

Or Jack Buchold, Chief Financial Officer

The Bank Holdings

Nevada Security Bank

P. O. Box 19579 (89511)

9990 Double R. Blvd.

Reno, Nevada  89521

Phone:  775-853-8600

FAX:    775-853-2056